Exhibit 99.1

ARCA biopharma announces randomization of first european patients in GENETIC-AF phase 2b/3 clinical trial

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Approximately Six Million Patients in Europe Estimated to Have Atrial Fibrillation

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Geographic Expansion of Trial Intended to Support European Regulatory Submissions, European Partnering Discussions and Enrollment

Westminster, CO, October 6, 2016 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to the development of genetically-targeted therapies for cardiovascular diseases, today announced the randomization of the first European patients in the GENETIC-AF Phase 2B/3 clinical trial.  GENETIC-AF, which has been enrolling patients in the United States and Canada, is evaluating GencaroTM as a potential treatment for atrial fibrillation (AF).  Last week, ARCA hosted a GENETIC-AF European Investigator Meeting which brought together European physicians and research coordinators for study-specific training and information sharing.  It is estimated that approximately six million patients in Europe have atrial fibrillation.

ARCA is evaluating Gencaro, a pharmacologically unique beta-blocker and mild vasodilator, as a potential treatment for AF in the GENETIC-AF Phase 2B/3 clinical trial.  ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted therapy for the prevention of atrial fibrillation.

“We are excited to expand the GENETIC-AF trial to European investigative sites that have expressed interest in participating in the on-going trial,” said Michael R. Bristow, President and Chief Executive Officer.  “We expect that the additional investigative sites in certain European countries will support the latter part of Phase 2B, and potentially the Phase 3 stage, of the trial.  We believe inclusion of European investigative sites may also support potential European regulatory submissions and on-going business development activity.”

Based on the current enrollment rate, the Company expects to randomize at least 150 patients into the trial by the end of 2016. The GENETIC-AF Data Safety Monitoring Board (DSMB) will conduct an interim efficacy, safety and futility analysis of data from at least 150 patients with evaluable data. The Company expects the outcome of this interim analysis in the second quarter of 2017.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information, please visit www.arcabio.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities, the potential for any European regulatory submissions for Gencaro, the potential outcome of the GENETIC-AF Phase 2B interim analysis, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings.  The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabio.com

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